Exhibit 10.64

EMPLOYMENT CONTRACT

This Employment Contract dated effective the 1st day of April 2022, (the “Effective Date”) is by and between Karen McNemar, the Company’s Chief Operations Officer and Interim Chief Financial Officer (hereinafter referred to as the “Employee”), and IIOT-OXYS, Inc., a Nevada corporation (hereinafter referred to as the “Company” or the “Employer”).

BACKGROUND:

A.	The Employer is of the opinion that the Employee has the necessary qualifications, significant experience and abilities to assist and benefit the Employer in its business.

B.	The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

1.	Effective as of April 1, 2022, the Employee hereby agrees to serve as the Company’s Chief Operations Officer (“COO”) and Interim Chief Financial Officer (“CFO”). The Agreement shall remain until the Agreement is terminated, as provided herein.

Job Description

2.	The Employee shall provide such services and have such duties, authorities, and responsibilities as are consistent with her position as COO and CFO and as the Chief Executive Officer (CEO) may designate from time to time while the Employee serves as the COO and CFO of the Company (the “Services”). The Employee will report directly to the CEO.

3.	The Employer may make changes to the job title or duties of the Employee where the changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee's job title or duties may be changed by agreement and with the approval of both the Employee and the Employer or after a notice period required under law.

4.	The Employee agrees to abide by the Employer's rules, regulations, policies, and practices, including those concerning work schedules, vacation, and sick leave, as they may from time to time be adopted or modified.

Employee Compensation

5.	Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the "Compensation") will include an annual salary of $100,000. When the Company reaches $1 MM in cumulative sales over a 12 month period, the annual salary will increase to $150,000, commencing the following month. When the Company reaches $5 MM in cumulative sales over a 12 month period, the annual salary will increase to $200,000, commencing the following month. All salary may accrue.

6.	This Compensation will be payable two (2) times per month, on approximately the 15th and 30th of every month while this Agreement is in force. The Employer is entitled to deduct from the Employee's Compensation, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

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7.	Beginning on the Effective Date, the Employee shall be eligible to participate in the Company’s Stock Incentive Plan (or any subsequent equity compensation plan adopted and approved by the Company’s Board of Directors) through the award of an aggregate of 7,000,000 shares of the Company’s Common Stock (the “Shares”) which shall vest as follows:

(i)	1,500,000 Shares on the first anniversary of the Effective Date;
(ii)	2,500,000 Shares on the second anniversary of the Effective Date; and
(iii)	3,000,000 Shares on the third anniversary of the Effective Date.

If the Agreement is terminated by either Party pursuant to the terms of the Agreement, all unvested Shares which have been earned shall vest on a pro-rata basis as of the effective date of the termination of the Agreement and all unearned, unvested Shares shall be terminated. Shares are only earned if the Agreement is in effect and no Shares shall be earned after the effective date of the termination of the Agreement.

8.	Unless unvested Shares have earlier terminated pursuant this Agreement, vesting of all unvested Shares shall be accelerated so that all unvested Shares shall become one hundred percent (100%) vested in the Employee upon a Change of Control. For purposes of this Agreement, the term Change of Control shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than fifty percent (50%) of the outstanding common stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to such transaction.

9.	In addition to the acceleration of vesting in the event of a Change of Control, unless unvested Shares have earlier terminated pursuant this Agreement, vesting of all unvested Shares shall be accelerated so that all unvested Shares shall become one hundred percent (100%) vested in the Employee upon the listing of the Company's Common Stock on a senior exchange.

10.	The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Employer and that the Employee will not earn or accrue any right to incentive remuneration by reason of the Employee's employment.

11.	At any time, the Employee shall have the right to convert any accrued and unpaid Compensation into shares of Common Stock of the Company (the “Conversion Shares”). The conversion price shall equal ninety percent (90%) multiplied by the Market Price (as defined herein) (representing a discount rate of 10%) (the “Conversion Price”). “Market Price” means the average of the Trading Prices (as defined below) for the shares of Common Stock of the Company during the thirty (30) day period ending on the latest complete trading day prior to the Conversion Date. “Trading Price” and “Trading Prices” means, for any security as of any date, the closing trade price of the Company’s Common Stock on the OTC Pink, OTCQB or applicable trading market as reported by a reliable reporting service (“Reporting Service”) designated by the Employee or, if the OTC Pink is not the principal trading market for such security, the trading price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no trading price of such security is available in any of the foregoing manners, the average of the trading prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. “Conversion Date” shall mean the date of receipt by the Company of the completed and executed Notice of Conversion, the form of which is attached hereto as Exhibit A.

12.	The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's lawful policy FI-001 including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

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Place of Work

13.	The Employee's primary place of work shall be remote.

Time of Work

14.	The Employee shall work additional hours and/or hours outside of the Employee's forty (40) hours per week ("Normal Hours of Work”), as deemed necessary, to meet the business needs of the Employer.

Employee Benefits

15.	The Employee shall be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer's employment policy documents or as required by law.

16.	Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with sixty (60) days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

17.	Employer shall reimburse the Employee $800 monthly to apply toward the cost of Health Insurance. An expense report must be submitted monthly by the employee to be reimbursed.

Paid Time Off

18.	The Employee shall be entitled to twenty-five days of paid time off (“PTO”) each year during the term of this Agreement, or as entitled by law, whichever is greater.

19.	The times and dates for any PTO will be determined by mutual written agreement between the Employer and the Employee.

20.	Upon termination of employment, unless terminated for Cause or unless the Employee fails to comply with notice requirements, the Employer will compensate the Employee for any accrued but unused PTO. For purposes of this Agreement, “Cause” shall mean For the purposes of this Agreement, (1) Employee’s failure to substantially perform her duties or any other material breach of this Agreement by Employee (other than a failure or breach resulting from her incapacity due to physical or mental illness, injury or similar incapacity), which failure or breach is not cured after the passage of a reasonable period of time to cure contained in a written demand from the Board that specifically describes such failure or breach; (2) Employee’s participation in activities that are competitive with Employer’s business, which participation is not cured after the passage of a reasonable period of time to cure contained in a written demand from Board that specifically describes such conduct; (3) Employee’s conviction of a felony; or (4) Employee’s violation of her duty to maintain confidentiality as required herein.

Conflict of Interest

21.	During the term of the Agreement, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, angel investments in early stage private companies who are not in competition with the Company, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

22.	During the term of the Agreement, the Employee will not, directly, or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

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Non-Solicitation

23.	The Employee understands and agrees that any attempt on the part of the Employee to induce other employees or contractors to leave the Employer's employ, or any effort by the Employee to interfere with the Employer's relationship with its other employees and contractors would be harmful and damaging to the Employer. The Employee agrees that during the term of the Agreement and for a period of two (2) years after the end of that term, the Employee will not in any way, directly or indirectly:

a.	Induce or attempt to induce any employee or contractor of the Employer to quit employment or retainer with the Employer;

b.	Otherwise interfere with or disrupt the Employer's relationship with its employees and contractors;

c.	Discuss employment opportunities or provide information about competitive employment to any of the Employer's employees or contractors; or

d.	Solicit, entice, or hire away any employee or contractor of the Employer for the purpose of an employment opportunity that is in competition with the Employer.

24.	This non-solicitation obligation as described in this section will be limited to employees or contractors who were employees or contractors of the Employer during the term of the Agreement.

25.	During the term of the Agreement, and for two (2) years thereafter, the Employee will not divert or attempt to divert from the Employer any business the Employer had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the Employee's employment with the Employer.

Confidential Information

26.	The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.

27.	The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

28.	The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

29.	The Confidential Information will not include information that:

a.	Is generally known in the industry of the Employer;

b.	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

d.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or

e.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

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30.	The Confidential Information will also not include anything developed or produced by the Employee during the term of the Agreement, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trademark or copyright that:

a.	Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

b.	Was developed entirely on the Employee's own time;

c.	Does not result from any work performed by the Employee for the Employer; and

d.	Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

31.	The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.

32.	The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.

33.	The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue for two (2) years from the date of such expiration or termination, except in the case of any Confidential Information which is a trade secret in which case those obligations will last indefinitely.

34.	The Employee may disclose any of the Confidential Information:

a.	To a third party where Employer has consented in writing to such disclosure; or

b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative, or other governmental body after providing reasonable prior notice to the Employer.

35.	If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

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Ownership and Title to Confidential Information

36.	The Employee acknowledges and agrees that all rights, title, and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trademarks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

37.	The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

38.	The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee's term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee's employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

Ownership of Intellectual Property

39.	All intellectual property and related material (the "Intellectual Property") that is developed or produced under this Agreement will be the property of the Employer.

40.	Title, copyright, intellectual property rights and distribution rights of the Intellectual Property remain exclusively with the Employer.

Return of Confidential Information

41.	The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks, or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b.	Is connected with or derived from the Employee's employment with the Employer.

Contract Binding Authority

42.	Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

Termination of Employment

43.	Where there is any violation of the Code of Ethics, the Employer may terminate the Employee's employment without notice, as permitted by law.

44.	The Employee and the Employer agree that reasonable and sufficient written notice of termination of employment by the Employer is the greater of two (2) weeks or any minimum notice required by law. As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement.

45.	The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the compensation including any accrued PTO and banked time, if any, calculated to the Termination Date.

46.	Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to compensation or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

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Remedies

47.	In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee' partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability

48.	The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

49.	Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this section if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

Employer:	IIOT-OXYS, Inc.
Address:	705 Cambridge Street, Cambridge, MA 02141
Email:	contact@oxyscorp.com

Employer:	Karen McNemar
Address:	65 Mansfield Road, Milford, CT 06461
Email:	kmcnemar@hotmail.com

Modification of Agreement

50.	Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law and Disputes

51.	This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without reference to its conflicts of laws principles. Any disputes arising from or related to the subject matter of this Agreement shall be heard in a court of appropriate jurisdiction of the Company’s principal office and the parties hereby consent to the personal jurisdiction and venue of these courts. If any provisions of this Agreement or its applications is held to be invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of any other provisions and applications herein shall not in any way be affected or impaired.

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Definitions

52.	For the purpose of this Agreement the following definitions will apply:

c.	'Work Product' means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.

d.	'Computer Software' means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.

e.	'Other Proprietary Data' means information relating to the Employer's proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

f.	'Business Operations' means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer's business.

g.	'Marketing and Development Operations' means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

h.	'Customer Information' means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed, or received by customers of the Employer.

i.	'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

Employee Representations

53.	The Shares are being acquired for the Employee’s own account, for investment, and not with the view to, or for, division or resale in connection with any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or the securities or blue-sky laws of any state.

54.	The Employee understands that the Shares, upon vesting, will be issued as registered securities under the Securities Act and without registration under any state securities or blue-sky acts or laws. The Employee understands that the Shares may not be sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement covering the Shares under the Securities Act, and applicable state securities laws, or unless, in the opinion of counsel satisfactory to the Employer prepared at the expense of the Employee, and exemptions from such registration and state securities laws are available. Furthermore, the Employee is aware of the restrictions which may be imposed by the Employer or the federal or state securities laws on the distribution of the securities, including, but not limited to, restrictive legends on the stock certificates representing the Shares, required holding periods, and stop transfer orders.

55.	The Employee is either (i) an “Accredited Investor”, as the term is defined in Rule 501(a) of the Securities Act, or (ii) is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares.

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General Provisions

56.	Time is of the essence in this Agreement.

57.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

58.	No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

59.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

60.	This Agreement may be executed in counterparts. Facsimile or electronic signatures are binding and are considered to be original signatures.

61.	If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment agreements between the Employer and the Employee. Any duties, obligations, and liabilities still in effect from any pre-existing employment agreement are void and no longer enforceable after execution of this Agreement.

62.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this

2nd day of June, 2022.

EMPLOYER:

/s/ Clifford L. Emmons	6/2/2022

Clifford L. Emmons	Date

CEO, IIOT-OXYS, Inc.

/s/ Karen McNemar	6/2/2022

Karen McNemar	Date

An Individual

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EXHIBIT A

NOTICE OF CONVERSION

IIOT-OXYS, Inc.

Re: Conversion of Accrued and Unpaid Monthly Fees

The undersigned hereby irrevocably exercises the option to convert $____________________ into shares of common stock of IIOT-OXYS, Inc., in accordance with the terms of this Agreement, and directs that the shares issuable and deliverable upon the conversion be issued in the name of and delivered to the undersigned unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay any transfer taxes payable with respect thereto.

Date: ______________
(Signature)

COMPLETE FOR REGISTRATION OF SHARES

(Printed Name)	(Social Security or other identifying number)

(Street Address)

(City, State, and ZIP Code)

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